Exhibit 99.1

Atlas Financial Holdings Announces Closing Of Sale
of American Service and American Country Insurance Companies to Buckle

Company Continues to Make Progress With MGA/Insuretech Strategy

Chicago, Illinois (May 26, 2021) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“Atlas” or the “Company”) today announced that the previously disclosed sale of the stock, charter and state licenses of Atlas’ indirect subsidiaries American Service Insurance Company, Inc. (“American Service”) and American Country Insurance Company (“American Country”, and collectively “Indirect Subsidiaries”) to Buckle, an inclusive tech-enabled financial services company, was concluded successfully with the necessary regulatory and court approvals.

Transaction Details and Background
The transaction closed effective May 25, 2021. The amount of $3,000,000, representing a portion of the purchase price, was paid to the statutory liquidator of the Indirect Subsidiaries at closing by Buckle. A holdback amount will be paid by Buckle to the statutory liquidator within five (5) business days following the date that is six (6) months following the closing date, which will be calculated based on the status of licenses that may change following closing. The stock purchase agreement was previously disclosed via Form 8-K filed with the Securities and Exchange Commission and was subsequently amended as filed on Form 8-k concurrent with this release. Buckle plans to re-capitalize the Insurance Subsidiaries to support go-forward business.

As previously announced, Atlas’ strategic focus includes transitioning business previously written by the Indirect Subsidiaries as well as Gateway Insurance Company, which was previously acquired by Buckle, to alternative markets through the Company’s wholly owned managing general agency (“MGA”), Anchor Group Management, Inc. (“AGMI”), to leverage the team, distribution systems and other resources aligned under this business unit. Upon closing, affiliates of Buckle and AGMI intend to expand their existing general agency agreement relating to the transition of qualifying taxi, livery and limousine insurance business. The previously announced program framework agreement relating to administrative support to be provided by Atlas subsidiaries to Buckle in connection with the operation of Buckle’s insurance companies is also being expanded to include the Indirect Subsidiaries.

Management Commentary: Continued Progress with the Company’s MGA Strategy
Scott D. Wollney, President & CEO of Atlas, stated, “We are very pleased to have concluded this transaction regarding the sale of legacy insurance assets to Buckle. We expect it will provide incremental positive benefits to both companies, our employees, customers, investors, and other stakeholders. As we continue pursuing our specialty MGA strategy, expanding the scope of our risk taking partner relationships will increase our flexibility with respect to product offerings and addressable markets. Our emphasis continues to be focused on generating EBITDA at the MGA level, while endeavoring to reduce risk and capital requirements related to traditional primary insurance company operations.”

"Buckle recognizes that MGAs represent a valuable aspect of the risk transfer supply chain,” stated Sharon Fernandez, Head of Insurance at Buckle. “Adding American Country and American Service Insurance Companies

to our carrier infrastructure is expected to provide additional flexibility in connection with the 'digital fronting™' aspect of our business model. We are excited to continue working together with AGMI and our reinsurance partners to expand our infrastructure in anticipation of growth in the important transportation markets we collectively serve."

Mr. Wollney continued, “While it remains very difficult to forecast expected business volumes, revenue, and other key metrics due to COVID-19 related economic uncertainty, we are encouraged to see leading indicators of recovery in our customers’ business segments. This transaction brings us one step closer to finalizing our strategic transition and adds additional resources we believe will ensure we are best positioned to capture business in the face of an expected recovery.”

About Buckle
Buckle is the inclusive, digital financial services company serving the emerging middle class and providers to the gig economy. Using a portfolio of technologies and data sources, Buckle provides insurance and credit products to those who earn less than the average American wage and are subsequently penalized for having poor or no credit. Connect with Buckle on Facebook, Twitter and LinkedIn. Visit www.buckleup.com.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2020 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com